Agreement for Purchase of Peaceful Feet Shoeshine, Inc.

     This Purchase Agreement is made as of this 30th day of August 2005, by and between eWorldMedia Holdings, Inc. (eWorldMedia), Craig Williams (Williams) and Peaceful Feet Shoeshine, Inc. (Peaceful Feet).

                                WITNESSETH:

     WHEREAS, eWorldMedia wishes to purchase the Peaceful Feet Shoeshine, Inc. and its shoe butler and shoe services products and services in their entirety;

     WHEREAS, Craig Williams owns 100% of the stock of Peaceful Feet Shoeshine, Inc.;

     WHEREAS, Peaceful Feet wishes to become a wholly-owned subsidiary of eWorldMedia;

     NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and for other good and valuable consideration, receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   PURCHASE OF PEACEFUL FEET BY EWORLDMEDIA

1.1 Transfer of Ownership. Upon completion of this transaction, eWorldMedia will own outright 100% of Peaceful Feet. All necessary paper work related to this transfer of ownership of Peaceful Feet to eWorldMedia will be completed within 10 days of signing of this Agreement.

1.2 Management. Craig Williams will be named President of Peaceful Feet and will report directly to the eWorldMedia Board of Directors and its Chairman Ron Touchard. Mr. Williams will be responsible for overseeing all operations of the Peaceful Feet subsidiary. A separate Employment Agreement, including indemnification, will be drafted to outline the specifics of Mr. Williams' duties and responsibilities, etc.

1.3 Payments. eWorldMedia will deliver to Williams 500,000 shares of eWorldMedia, Inc. Preferred Stock within 10 days of the signing of this agreement.

2.   MARKETING

2.1 Williams will use his best efforts to market the Peaceful Feet products and services through the Peaceful Feet subsidiary.
     eWorldMedia will also assist in these efforts. Williams and eWorldMedia will use their best efforts to jointly market the products and services of other eWorldMedia divisions and subsidiaries as well.


2.2 In the event that Williams introduces potential investors to eWorldMedia who in turn purchase EWME stock through the company's Private Placement offering, 50% of the cash received from those investors will be allocated to Peaceful Feet. These funds will be used for operating and marketing expenses in accordance with a budget jointly approved by Williams and eWorldMedia.


3.   PAYMENTS

3.1 EWME Stock. In exchange for the above considerations, Williams will receive up to 2,000,000 Preferred Shares of eWorldMedia Holdings, Inc., duly authorized, fully-paid, validly issued stock and free and clear of any claims or restrictions other than under the federal and state securities laws as follows:

          a.   500,000 shares as referred to in section 1.3; plus

          b. 1,500,000 total additional shares based on performance as follows: 100,000 shares per each $100,000 in revenue generated by the Peaceful Feet subsidiary until a total of 1,500,000 additional shares are granted, for a total of 2,000,000 shares altogether.

3.2  Position in eWorldMedia, Inc. Network Marketing Organization.
     Williams will also receive one Founder Position (Professional Level) in the eWorldMedia, Inc. Network Marketing organization. (positions #115332). The upfront cost of this position will be waived; however, Williams will be responsible to pay for whichever Monthly Auto-Qualify options he chooses for this positions.

4.   SALE OF PEACEFUL FEET TO THIRD PARTY

     If Peaceful Feet is sold by eWorldMedia to an entity not owned or controlled by eWorldMedia, Craig Williams will receive 30% of the net sales proceeds. Payments will be accounted and paid no later than 30 days after the transaction is closed and after monies are received.

5.   LEGAL COMPLIANCE

     5.1 Compliance with Applicable Laws. eWorldMedia, Peaceful Feet and Craig Williams shall comply with all applicable laws, rules and regulations in performance of their respective duties and obligations in connection with this Agreement. eWorldMedia, Peaceful Feet and Craig Williams at all times shall conduct their respective businesses in a professional, legal and ethical manner in accordance with applicable laws.

     5.2 Legal Authority. eWorldMedia and Peaceful Feet hereby represent and warrant that each entity respectively has the authority to enter into this agreement.

6.   TERM AND TERMINATION

     This Agreement shall be effective as of the date it is signed and accepted by both parties below.

7.   DEFAULT

     If either party materially defaults on its obligations hereunder and fails to cure its default, if such default is capable of cure, within thirty (30) days after having been given notice of such default.


8.   NOTICES

     All notices required herein to be in writing, will be deemed given:
     (i) five (5) working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one
     (1) working day after deposit with a commercial overnight carrier, with written verification of receipt, or (iii) upon personal delivery. All communications will be sent to the addresses set forth in the preamble to this Agreement, or to such other address as may be designated by a party by giving written notice to the other party pursuant to this

9.   GENERAL

10.1 Entire Agreement. The provisions herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, and all other communications relating to the subject matter hereof. No amendment or modification of any provision of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by all parties.

10.2 Waiver. No waiver by either of the parties to this Agreement of any condition, term or provision hereof shall be valid unless set forth in an instrument in writing signed on behalf of such party, and no such waiver shall be deemed a waiver of any preceding or subsequent breach of the same of any other condition, term or provision of this Agreement.

10.3 Force Majeure. Neither party shall be held liable for failure to fulfill its obligations hereunder if such failure is due to a natural calamity, act of government, or other cause beyond the control of such party.

10.4 Days. Should the date on which any payment or other performance of either of the parties hereto is due fall on a date that is a Saturday, Sunday or legal holiday (recognized as such by the Federal Government) or such other holiday recognized by one of the parties (together, "Holiday"), then payment or performance shall not be due until the next day which is not a Saturday, Sunday or Holiday.

10.5 Governing Law. The validity, construction, and performance of this Agreement shall be governed by the laws of the state of California, without regard to the conflicts of laws principles thereof.

10.6 Consent to Jurisdiction. Both parties consent to the jurisdiction and proper venue of the state of California in connection with any action or lawsuit instituted to enforce any provision of this Agreement.


10.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of the Agreement will remain in full force and effect.

     In Witness Whereof, eWorldMedia and Peaceful Feet have caused this Agreement to be signed by their respective duly authorized officers as of the day and year above written.



AGREED AND ACCEPTED:

eWorldMedia Holdings, Inc.


By:                                Date:
    --------------------------           -----------------------
    Ron Touchard, CEO

Peaceful Feet Shoeshine, Inc.

By:                                Date:
    --------------------------           -----------------------
    Craig Williams, President